Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports with respect to the financial statements and financial highlights of each of the funds comprising MainStay Funds Trust and The MainStay Funds, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights”, “Other Service Providers,” “Representations and Warranties,” “Financial Highlights of the Funds,” and “Pro Forma Financial Information”, in this Information Statement/Prospectus and to the references to our firm under the headings “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 14, 2023